Exhibit 5.1

Campbells
Registered Foreign Law Firm
1301, 13/F
Jinxin Technology Holding Company	York House, The Landmark
Campbells Corporate Services Limited,	15 Queen’s Road Central
Floor 4, Willow House, Cricket Square, Grand	Hong Kong
Cayman KYl-9010, Cayman Islands
D +852 3708 3020
T +852 3708 3000
F +852 3706 5408
E jnip@campbellslegal.com

campbellslegal.com

10 August 2023	Our Ref:	J5N/00528-41598
Your Ref:

Dear Sirs	CAYMAN | BVI | HONG KON

Jinxin Technology Holding Company

We have acted as Cayman Islands counsel to Jinxin Technology Holding Company (the “Company”) in connection with the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the“Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the initial public offering by the Company of certain American depositary shares representing the Company’s ordinary shares of par value US$0.00001428571428 per share (the “Shares”).

We are furnishing this opinion as Exhibit 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 13 August 2015.

1.2	The fifth memorandum and articles of association of the Company as registered or adopted by special resolution passed on 26 September 2018 (the” Memorandum and Articles”).

1.3	The written resolutions of the directors of the Company dated 30 May 2023 (the “Directors’ Resolutions”).

1.4	The written resolutions of the shareholders of the Company dated 30 May 2023 (the“Shareholders’ Resolutions”, together with the Directors’ Resolutions, the “Resolutions”).

1.5	A certificate from a director of the Company (the “Director’s Certificate”).

1.6	A certificate of good standing dated 15 June 2023, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.7	The Registration Statement.

Managing Partner: Shaun Folpp (British Virgin Islands)

Resident Hong Kong Partners: Jenny Nip (England and Wales) and Jane Hale (Queensland (Australia))

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 consisting of 3,500,000,000 shares of a par value of US$0.00001428571428 each, of which: (i) 2,786,679,253 are designated as ordinary shares of a par value of US$0.00001428571428 each, (ii) 88,480,000 are designated as Series Seed preferred shares of a par value of US$0.00001428571428 each, (iii) 105,000,000 are designated as Series Angel preferred shares of a par value of US$0.00001428571428 each, (iv) 61,600,000 are designated as Series Pre-A preferred shares of a par value of US$0.00001428571428 each, (v) 186,666,662 are designated as Series A preferred shares of a par value of US$0.00001428571428 each, (vi) 77,777,784 are designated as Series A+ preferred shares of a par value of US$0.00001428571428 each, (vii) 101,111,115 are designated as Series B preferred shares of a par value of US$0.00001428571428 each, and (viii) 92,685,186 are designated as Series C preferred shares of a par value of US$0.00001428571428 each.

3.3	The issue and allotment of the Shares pursuant to the Registration Statement have been duly authorised and when allotted, issued and paid for as contemplated in the Resolutions and Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

4.1	In this opinion the phrase "non-assessable" means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.2	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells
Campbells